UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015 (March 1, 2015)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer NO.)

24025 Park Sorrento, Suite 410, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2015, Roger K. Almond, Chief Financial Officer, joins the Company as a full time employee. Mr. Almond has previously served as Chief Financial Officer as a consultant since September 9, 2013.

Other than his employment relationship, Mr. Almond does not have a direct or indirect material interest in any transaction to which the Company is a party. There are no family relationships between Mr. Almond and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Mr. Almond’s compensation has been modified as part of his transition from consultant to employee. He will receive a base salary of $175,000 per year and will participate in the following compensation programs:

(i) The Company will grant 10,000 shares of Company common stock vesting at 2,500 per quarter of completed service;

(ii) the Company shall grant cash and/or stock awards based on performance indicators to be determined by the CEO and approved by the Compensation Committee; and,

(iii) The Company provides continued compensation to the Executive if there is termination Without Cause or Good Reason. If the Company shall terminate Executive’s employment without Cause, Executive shall be entitled to the following (i) Executive’s Base Salary, and accrued and unused vacation earned through the date of termination; (ii) Continuation of Executive’s annual Base Salary, in effect at the time of termination, for a period of twelve (12) months after the termination date subject to standard deductions and withholding; (iii) Continuation of Executive’s medical, disability and other benefits for a period for twelve (12) months after the termination date, as if Executive had continued in employment during said period, or in lieu thereof, cash (including a tax-equivalency payment for Federal, state and local income and payroll taxes assuming Executive is in the maximum tax bracket for all such purposes) where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is being provided) under applicable law or regulation; and, (iv) 100% vesting of all of Executive’s Options, all other options granted to Executive and all restricted stock received upon early exercise. Finally, in the event such termination occurs within twelve (12) months after a Change of Control, the Company shall pay Executive (a) a one-time payment equal to the product of 2.99 and Executive’s salary for the previous twelve (12) months and (b) a one-time payment equal to the higher of (i) Executive’s bonus for the previous year and (ii) one-half a percent of the Company’s consolidated gross revenues for the previous twelve (12) months (the “Change of Control Termination Payment”).

The Employment Agreement with Mr. Almond contains restrictive covenants which prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (ii) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for a period of 24 months following any termination of employment.

EXHIBIT:

10.46 Employment Agreement between NetSol Technologies, Inc. and Roger K. Almond, dated March 1, 2015.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: March 4, 2015	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer, Chairman

Date: March 4, 2015	/s/ Roger K. Almond
Roger K. Almond
Chief Financial Officer

Exhibit 10.46

Employment Agreement between NetSol Technologies, Inc. and Roger K. Almond